January 3, 2019

Thomas Donohue
[____________]
[____________]

Dear Tom,
Congratulations on your promotion! The following represents the key elements of your new position:

Effective Date of Change:	January 1, 2019

Job Title:	EVP, Chief Financial Officer, Barnes & Noble Education, Inc. and its affiliates (the “Company”)

Reports to:	Mike Huseby, Chairman & CEO

Salary:	$500,000/Annualized (effective 12-23-18)

Annual Incentive Plan:
The bonus target for your position is 60% of your base salary. Your bonus percentage will be subject to proration between the time spent in your current role and your new role through the end of the fiscal year.

Equity:
Subject to approval by the Compensation Committee, you will be eligible to receive an equity grant under our annual long-term incentive program as part of the annual process. Additional details will be shared after approval.

Severance:
In the event (a) your employment is terminated by the Company without Cause or (b) you voluntarily terminate your employment for Good Reason, the Company shall pay you an amount equal to your then annual Base Salary, less all applicable withholding and other applicable taxes and deductions (“Severance Amount”); provided that (x) you execute and deliver to the Company, and do not revoke, a release of all claims against the Company substantially in the form attached hereto as Exhibit A (“Release”) and (y) you have not materially breached as of the date of such termination any provisions of this letter or the attached Agreement Regarding Certain Terms and Conditions of Employment, dated as of June 25, 2015 (the “Agreement”) and do not materially breach such provisions at any time during the Relevant Period (as defined in the Agreement). The Company’s obligation to make such payment shall be cancelled upon the occurrence of any such material breach and, in the event such payment has already been made, you shall repay to the Company such payment within 30 days after demand therefor; provided, however, such repayment shall not be required if the Company shall have materially breached this offer letter or the attached Agreement prior to the time of your breach. The Severance Amount shall be paid in cash in a single lump sum on the later of (1) the first day of the month following the month in which such termination occurs and (2) the date the Revocation Period (as defined in the Release) has expired. Notwithstanding anything in this paragraph to the contrary, if a Release is not executed and delivered to the Company within 60 days of such termination of employment (or if such Release is revoked in accordance with its terms), the Severance Amount shall not be paid.

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665

Change of Control:
(a) If at any time during your employment (i) there is a Change of Control (as defined below) and (ii) your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason, in either case, within the greater of two years following the Change of Control, then the Company shall pay you an amount equal to two times the sum of (a) your then Annual Base Salary, (b) the average of the annual bonuses actually paid to you with respect to the three completed years preceding the date of your termination of employment (or, if less, the number of years following your commencement of employment for which you were paid bonuses) and (c) an amount equal to twelve (12) months of payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, less all applicable withholding and other applicable taxes and deductions (“Change of Control Amount”). The Change of Control Amount shall be paid to you in cash in a single lump sum within 30 days after the date your employment terminates. In the event that it is determined that the aggregate amount of the payments and benefits that could be considered “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (collectively, with the regulations and other guidance promulgated thereunder, the “Code”; and such payments and benefits, the “Parachute Payments”) that, but for this Section 3(g) would be payable to you under this Agreement or any other plan, policy, or arrangement of the Company or Barnes & Noble Education, Inc., exceeds the greatest amount of Parachute Payments that could be paid to you without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of Parachute Payments payable to you shall not exceed the amount that produces the greatest after-tax benefit to you after taking into account any Excise Tax to be payable by you. Any reduction in Parachute Payments pursuant to the immediately preceding sentence shall be made in the following order: (1) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (2) welfare or in-kind benefits, (3) equity compensation awards and (4) cash payments that do constitute deferred compensation; in each case, such reductions shall be made in the manner that maximizes the present value to you of all such payments. For the avoidance of doubt, the amounts payable to you under this paragraph shall be in lieu of any amounts payable to you under the previous paragraph (Severance) and this paragraph applies only during your employment and not thereafter.

(b)	As used herein, “Change of Control” shall mean the occurrence of one or more of the following events:

(i)    after the Effective Date, any person, entity or “group” as identified in Section
13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”), other than you or any of your affiliates, becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Barnes & Noble Education, Inc. representing 40% or more of the total number of votes that may be cast for the election of directors of Barnes& Noble Education, Inc.; or

(ii)
within two years after a merger, consolidation, liquidation, or sale of assets involving Barnes & Noble Education, Inc., or a contested election of a Barnes & Noble Education, Inc. director, or any combination of the foregoing, the individuals who were directors of Barnes & Noble Education, Inc. immediately prior thereto shall cease to constitute a majority of the board of Barnes & Noble Education, Inc.; or

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665

(iii)
within two years after a tender offer or exchange offer for voting securities of Barnes & Noble Education, Inc., the individuals who were directors of Barnes & Noble Education, Inc. immediately prior thereto shall cease to constitute a majority of the board of Barnes & Noble Education, Inc.

For purposes of this letter, "Cause" means (A) your engaging in intentional misconduct or gross negligence that, in either case, is injurious to Company; (B) your indictment, entry of a plea of nolo contendere, or conviction by a court of competent jurisdiction with respect to any felony or other crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants) or any felony (or equivalent crime in a non-U.S. jurisdiction); (C) any gross negligence, intentional acts or intentional omissions by you in the performance of your duties; (D) fraud, dishonesty, embezzlement, or misappropriation in connection with the performance of the your employment duties and responsibilities; (E) your engaging in any act of intentional misconduct or moral turpitude reasonably likely to adversely affect the Company or its business; (F) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your job performance; (G) your willful failure or refusal to properly perform the duties, responsibilities, or obligations of your employment for reasons other than Disability or authorized leave, or to properly perform or follow any lawful direction by the Company (with the exception of a willful failure or refusal to properly perform based in good faith on the advice of professional consultants, such as attorneys and accountants); or (H) your material breach of this offer letter, the Agreement or of any other contractual duty to, written policy of, or written agreement with the Company (with the exception of a material breach based in good faith on the advice of professional consultants, such as attorneys and accountants).

For purposes of this letter, "Good Reason" shall mean the occurrence of one or more of the following events without your written consent: (A) there shall have been a material diminution of your duties; (B) there shall have been a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report; or (C) there shall have been a material reduction in the annual Base Salary you receive from the Company.

For purposes of this letter, the term "Disability" shall mean a written determination by a majority of three physicians (one of which shall be your most recent primary care provider) mutually agreeable to the Company and you (or, in the event of your total physical or mental disability, your legal representative) that you are physically or mentally unable to perform your duties as EVP, Chief Financial Officer of the Company under this letter and that such disability can reasonably be expected to continue for a period of six (6) consecutive months or for shorter period aggregating 180 days in any 12 month period.

This letter shall not be deemed to be a contract of employment for a specific period of time and nothing contained herein shall alter your status as an at-will employee. This letter supersedes and replaces the prior letter agreement between you and the Company, dated as of June 25, 2015. Notwithstanding the foregoing, the Agreement between you and the Company shall remain in full force and effect.

Please sign this letter to acknowledge receipt and acceptance of the terms. Please return a signed copy to me and keep a copy for your records.

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665

Please contact me with any questions.

Sincerely,

/s/ JoAnn Magill

JoAnn Magill
SVP, Human Resources

AGREED AND ACCEPTED:	DATE
/s/ Thomas Donohue	1/4/2019
Thomas Donohue

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665

EXHIBIT A
GENERAL RELEASE AND WAIVER

1. Thomas Donohue (“Employee”) hereby acknowledges and agrees Employee’s employment with Barnes and Noble Education, LLC, a subsidiary of Barnes & Noble Education, Inc. (the “Company”) terminated on __________, 20__ (the “Termination Date”).
2. Employee acknowledges and agrees that Employee’s executing this General Release and Waiver (“Release”) is a condition precedent to the Company’s obligation to pay (and the Employee’s right to retain) the Severance Amount as defined in the offer letter dated as of XXXX, including the attached Agreement, between Employee and the Company (such agreement referred to collectively herein as the “Employment Agreement” and such payments and benefits collectively referred to herein as the “Separation Benefit”), that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Employee may have earned or accrued, or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release.
3. (a) THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS SECTION CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.
(b) In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company, and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3(c) herein, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, (i) any rights and/or claims arising under any contract, express or implied, written or oral, including, without limitation, the Employment Agreement; (ii) any rights and/or claims arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Immigration Reform and Control Act, the Fair Credit Reporting Act, the Consumer Credit Protection Act, the Fair Labor Standards Act, the National Labor Relations Act, the Uniform Services Employment and Reemployment Rights Act of 1994, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the Patient Protection and Affordable Care Act, the Drug-Free Workplace Act, the Equal Pay Act, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New Jersey and the State of New York and any state in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including, without limitation, the New York State Human Rights Law, the New York State Labor Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and the New Jersey Wage and Hour Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours,

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665

including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Employee may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Employee and the Company; (v) any rights and/or claims that Employee may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) and any rights and/or claims for attorneys’ fees. Employee agrees not to challenge or contest the reasonableness, validity, or enforceability of this Release.
(c) Notwithstanding the foregoing, Employee does not release any Releasee from any of the following rights and/or claims: (i) any rights and/or claims Employee may have that arise after the date Employee signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Employee’s right to file a charge or report with, or participate in, any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or other government agency; provided that even though Employee can file a charge or report or participate in an investigation or proceeding conducted by the EEOC or other government agency, by executing this Release, Employee is waiving his/her ability to obtain relief of any kind from any Releasee to the extent permitted by law (but Employee does not waive the right to any recovery authorized under Section 21F of the Securities Exchange Act of 1934); (iv) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); or (v) any rights and/or claims to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.
4. Nothing in or about this Release is intended to, and shall not, prohibit Employee from engaging in the following activities, and the limitations in Section 3 of the Agreement shall not apply to the disclosure of Confidential Information under the following circumstances: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with a government agency that is responsible for enforcing a law; (ii) providing Confidential Information (as defined in Section 3 of the Agreement) to the extent required by law or legal process or permitted by Section 21F of the Securities Exchange Act of 1934; or (iii) cooperating with or participating or assisting in any government or regulatory entity investigation or proceeding. With respect to each of these three scenarios, however, Employee agrees to take all reasonable steps to prevent the disclosure of Confidential Information beyond the allowable parameters described in this Section 4.
5. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions, or proceedings of any kind against any Releasee with any federal, state, or local court or any administrative, regulatory or arbitration agency or body except those that Employee has listed with specificity next to Employee’s name in the signature block below; provided, however, that Employee is not required to disclose any complaint or other disclosures that are required or protected under the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, 18 U.S.C. §1513(e), or any other law, rule, or regulation that is subject to the jurisdiction of the Securities and Exchange Commission.
Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, for terminating such employment. This Release and the Separation Benefit are not intended to be, shall not be construed as, and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.
6. (a) Employee hereby represents and agrees that, except as shall be required by law or as permitted under Section 3(c)(iii) or Section 4 of this Release, Employee shall (i) keep confidential and not disclose orally or in writing, to any person, except as may be required by law, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder and (ii) keep confidential and not disclose orally or in writing, directly or indirectly, to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any potential claims or causes of action that are being released in this Release, or allegations or facts that would support such claims or causes of action.
(b) If Employee is requested or required (by oral questions, interrogatories, requests for information, or documents, subpoena, civil investigative demand or similar process) to disclose any information covered by Section 6(a) herein, Employee shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665

ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Release. Employee shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose such information or else stand liable for contempt or suffer other sanction, censure, or penalty, Employee shall disclose only so much of such information to the party compelling disclosure as he/she believes in good faith on the basis of advice of counsel is required by law, and Employee shall give the Company prior notice of such information he believes he is required to disclose.
7. (a) Except as shall be required by law or as permitted under Section 3(c)(iii) or Section 4 of this Release, Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee.
(b) Without limitation to the survival of any other terms of the Employment Agreement subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Sections 3 through 6 of the Agreement survive and shall be in full force and effect as provided in the Agreement.
8. The covenants, representations, and acknowledgments made by Employee in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions. If any section of this Release is determined to be void, voidable, or unenforceable, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law. The Company shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee shall be obligated to return to the Company the Separation Benefit, in the event that Employee is found to have (a) made a material misstatement in any term, condition, covenant, representation, or acknowledgment in this Release, or (b) Employee is found to have committed or commits a material breach of any term, condition, or covenant in this Release.
9. This Release and the Employment Agreement constitute the sole and complete agreement between the parties with respect to the matters set forth therein and supersedes all prior agreements, understandings, and arrangements, oral or written, between Employee and the Company with respect to the subject matter thereof. This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.
10. With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Employee and the Company hereby acknowledge and agree that Section 9 of the Agreement shall govern. Employee acknowledges that a breach or threatened breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company. Accordingly, Employee agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.
11. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, (b) Employee understands all of the terms of this Release, which are fair, reasonable, and are not the result of any fraud, duress, coercion, pressure, or undue influence exercised by or on behalf of any Releasee, and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely, and voluntarily.

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665

12. By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided and has adequate time (that is, 21 days) to review this Release and to consider whether to sign this Release, (c) Employee has been advised that Employee has 7 days following execution to revoke this Release (“Revocation Period”), (d) the Release is written in a manner calculated to be understood by Employee, (e) the Release represents Employee’s knowing and voluntary release of any and all claims that he/she might have up through the date this Release is signed, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, (f) Employee has not been asked to release, nor has he/she released, any claim that may arise after the date of this Release, and (g) the consideration that Employee will receive in exchange for signing this Release (that is, the Separation Benefit) is something of value to which he/she was not already entitled. Notwithstanding anything to the contrary contained herein or in the Employment Agreement, this Release shall not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired (that is, the 8th day after the Employee signs the Release) and provided that Employee has not revoked this Release. Employee agrees that any revocation shall be made in writing and delivered to JoAnn Magill, SVP, Human Resources Officer, 120 Mountain View Boulevard, Basking Ridge, NJ 07920 in a manner such that it is delivered before the expiration of the Revocation Period. Employee acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the Separation Benefit.

Signature: _________________________________________    Date: ______________________________

Barnes & Noble Education
120 Mountain View Boulevard
Basking Ridge, New Jersey 07920
(908) 991-2665